EX-23.d.2.cc.i
EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND OPPENHEIMER FUNDS, INC.
Effective October 1, 2008
Amended March 24, 2009*

Funds of the Trust	Subadvisory Fee
NVIT Multi-Manager Small Cap Growth Fund**	0.60% on Subadviser Assets

Oppenheimer NVIT Large Cap Growth Fund*	0.40% on Subadviser Assets up to $500 million;
0.38% on Subadviser Assets of $500 million and more but less than $1 billion; and
0.35% on Subadviser Assets of $1 billion and more†

†	Notwithstanding the foregoing, the Subadviser agrees to permanently waive the right to receive any fee that would exceed 0.25% on Subadviser Assets up to $1.5 billion with 0.24% on Subadviser assets of $1.5 billion or more.

*	As approved at the Board of Trustees Meeting held on December 3, 2008 and March 12, 2009.

**	As approved at the Board of Trustees Meeting held on September 18, 2008.
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EX-23.d.2.cc.i
     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/Michael S. Spangler

Name:	Michael S. Spangler

Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/Michael S. Spangler

Name:	Michael S. Spangler

Title:	President

SUBADVISER
OPPENHEIMERFUNDS, INC.

By:	/s/Christina M. Nasta

Name:	Christina M. Nasta

Title:	VP, Subadvisory Services